Statement of Responsibility for the
Consolidated Financial Statements of the
Province of Nova Scotia
Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance by the Controller in accordance with the accounting principles recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.
The consolidated financial statements include a Consolidated Statement of Financial Position, a Consolidated Statement of Operations and Accumulated Deficits, a Consolidated Statement of Change in Net Direct Debt, and a Consolidated Statement of Cash Flow. They present fairly, in all material respects, the financial position and the results of operations for the year ended.
The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained.
Under the mandate in section 9 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.
Byron Rafuse, CMA
Controller

AUDITOR’S REPORT
To the Members of the Legislative
Assembly of Nova Scotia
I have audited the consolidated statement of financial position of the Province of Nova Scotia as at March 31, 2005 and the consolidated statements of operations and accumulated deficits, change in net direct debt and cash flow for the year then ended. These statements are the responsibility of the Government of Nova Scotia, represented by the Minister of Finance. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In my opinion, these financial statements present fairly, in all material respects, the financial position of the Province of Nova Scotia as at March 31, 2005 and the results of its operations, changes in net direct debt and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.
E. Roy Salmon, FCA
Auditor General
Halifax, Nova Scotia
August 16, 2005

Statement 1
Consolidated Statement of Financial Position
as at March 31, 2005
($ thousands)

	2005	2004
		(as restated)
Financial Assets
Cash and Short-term Investments (Note 4)	$402,020	$538,972
Accounts Receivable and Advances	548,713	462,401
Inventories for Resale	1,040	665
Loans Receivable (Schedule 3)	1,031,834	920,186
Investments (Schedule 3)	38,080	44,926

	2,021,687	1,967,150

Liabilities
Bank Advances and Short-term Borrowings	1,048,388	585,312
Accounts Payable and Accrued Liabilities	1,097,900	1,079,586
Deferred Revenue	251,124	112,737
Accrued Interest	229,381	240,981
Unmatured Debt of Governmental Units (Schedule 4)	10,209,570	11,088,046
Unamortized Foreign Exchange Translation Gains (Losses)	22,259	(121,791)
Unamortized Premiums and Discounts	(14,483)	(14,937)
Federal Equalization Repayable Loan (Note 6)	120,322	—
Pension, Retirement and Other Obligations (Note 7)	1,361,698	1,311,663
Deficiency in Government Business Enterprises (Schedule 6)	3,935	13,377

	14,330,094	14,294,974

Net Direct Debt	(12,308,407)	(12,327,824)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	3,206,830	3,064,028
Inventories of Supplies	19,766	17,746
Prepaid Expenses	14,882	13,828

	3,241,478	3,095,602

Accumulated Deficits	(9,066,929)	(9,232,222)

Trust Funds under Administration (Note 8)	$8,139,191	$7,720,671

Accounting Changes (Note 2)
Contingencies and Contractual Obligations (Note 12)
Subsequent Events (Note 13)
Comparative Figures (Note 14)
The accompanying notes and schedules are an integral part of these Financial Statements.

Statement 2
Consolidated Statement of Operations and Accumulated Deficits
for the fiscal year ended March 31, 2005
($ thousands)

	2005	2004
		(as restated)
Revenue (Schedule 1)
Provincial Sources	$3,672,648	$3,327,467
Federal Sources	2,208,717	1,885,833
Prior Years’ Adjustments - Federal/Provincial Fiscal Arrangements	(38,186)	122,043
Other Revenue	608,252	537,455
Sinking Fund and Public Debt Retirement Fund Earnings	143,235	183,623

Total Revenue	6,594,666	6,056,421

Net Expenses (Schedule 2)
Agriculture and Fisheries	50,275	42,573
Community Services	724,678	677,648
Education	1,286,249	1,223,544
Assistance to Universities	227,117	212,804
Energy	8,702	6,433
Environment and Labour	64,566	64,222
Finance	23,933	12,452
Health	2,543,560	2,357,196
Justice	94,972	92,014
Natural Resources	60,781	61,483
Public Service	181,183	186,861
Service Nova Scotia and Municipal Relations	103,742	90,698
Tourism and Culture	52,671	40,681
Transportation and Public Works	247,563	229,708
Restructuring Costs	38,216	5,240
Pension Valuation Adjustment	6,336	(12,345)
Loss (Gain) on Disposal of Crown Assets	(2,754)	(3,686)
Debt Servicing Costs (Note 10)	1,067,090	1,072,890

Total Net Expenses (Note 9)	6,778,880	6,360,416

Deficit from Governmental Units, on an Expense Basis	(184,214)	(303,995)
Net Income from Government Business Enterprises (Schedule 6)	349,507	333,342

Surplus before Unusual Items, on an Expense Basis	165,293	29,347

Unusual Item (Note 3)	—	8,734

Provincial Surplus, on an Expense Basis	165,293	38,081

Accumulated Deficits, Beginning of Year
As Previously Reported	(9,238,890)	(9,281,477)
Accounting Changes (Note 2)	6,668	11,174

As Restated	(9,232,222)	(9,270,303)
Accumulated Deficits, End of Year	$(9,066,929)	$(9,232,222)

The accompanying notes and schedules are an integral part of these Financial Statements.

Statement 3
Consolidated Statement of Change in Net Direct Debt
for the fiscal year ended March 31, 2005
($ thousands)

	2005	2004
		(as restated)
Net Direct Debt, Beginning of Year
As Previously Reported	$(12,332,010)	$(12,225,971)
Accounting Changes (Note 2)	4,186	9,944

As Restated	(12,327,824)	(12,216,027)

Changes in the Year
Provincial Surplus, on an Expense Basis	165,293	38,081
Acquisition of Tangible Capital Assets	(343,075)	(330,531)
Amortization of Tangible Capital Assets	195,456	185,193
Disposals and other Adjustments to Tangible Capital Assets	4,817	1,346
Increase in Inventories of Supplies	(2,020)	(2,047)
Decrease (Increase) in Prepaid Expenses	(1,054)	(3,839)

Total Changes in the Year	19,417	(111,797)

Net Direct Debt - End of Year	$(12,308,407)	$(12,327,824)

The accompanying notes and schedules are an integral part of these Financial Statements.

Statement 4
Consolidated Statement of Cash Flow
for the fiscal year ended March 31, 2005
($ thousands)

	2005	2004
		(as restated)
Cash Inflow (Outflow) from the following activities:
Operating:
Provincial Surplus, on an Expense Basis	$165,293	$38,081
Sinking Fund and Public Debt Retirement Fund Earnings	(143,235)	(183,623)
Foreign Exchange Amortization	1,145	(7,260)
Amortization of Tangible Capital Assets	195,456	185,193
Net Income from Government Business Enterprises	(349,507)	(333,342)
Profit Distributions from Government Business Enterprises	340,065	326,788
Net Change in Other Items (Note 11)	568,451	257,726

	777,668	283,563

Investing:
Repayment of Loans	167,367	122,683
Advances and Investing	(272,169)	(152,030)

	(104,802)	(29,347)

Capital:
Acquisition of Tangible Capital Assets	(343,075)	(330,531)
Disposal of Tangible Capital Assets - NBV	4,817	1,346

	(338,258)	(329,185)

Financing:
Debentures Issued	461,715	931,419
Proceeds from Federal Equalization Repayable Loan	120,322	—
Foreign Currency Swaps and Adjustments	26,138	32,337
Sinking Fund Installments	(75,098)	(58,814)
Proceeds from Sinking Funds for Debt Repayment	500,000	718,597
Repayment of Debentures and Other Long-term Obligations	(1,504,637)	(1,275,711)

	(471,560)	347,828

Cash (Outflows) Inflows	(136,952)	272,859
Cash Position, Beginning of Year	538,972	266,113

Cash Position, End of Year	$402,020	$538,972

Cash Position Represented by:
Cash and Short-Term Investments	$402,020	$538,972

The accompanying notes and schedules are an integral part of these Financial Statements.

Schedule 1
Revenue
for the fiscal year ended March 31, 2005
($ thousands)

	2005	2004
		(as restated)
Provincial Sources
Income Taxes	$1,791,325	$1,602,375
Sales Taxes	1,472,773	1,401,456
Other Provincial Revenue	408,550	323,636

	3,672,648	3,327,467

Federal Sources
Equalization Payments	1,321,774	1,114,487
Canada Health and Social Transfers	729,395	686,853
Other Federal Payments	157,548	84,493

	2,208,717	1,885,833

Prior Years’ Adjustments - Federal/Provincial Fiscal Arrangements
Provincial Sources	(63,279)	124,666
Federal Sources	25,093	(2,623)

	(38,186)	122,043

Other Revenue	608,252	537,455
Sinking Fund and Public Debt Retirement Fund Earnings	143,235	183,623

Total Revenue	$6,594,666	$6,056,421

Schedule 2
Net Expenses
for the fiscal year ended March 31, 2005
($ thousands)

	2005	2004
		(as restated)
Agriculture and Fisheries
Department of Agriculture and Fisheries	$50,092	$42,573
CIDA Ghana/Africa Project	183	—
Nova Scotia Blueberry Institute Fund	—	—

	50,275	42,573

Community Services
Department of Community Services	640,633	606,207
Mainstream 1992 Fund	—	—
Nova Scotia Housing Development Corporation	84,045	71,441

	724,678	677,648

Education
Department of Education	206,206	213,377
Annapolis Valley Regional School Board	104,118	97,073
Cape Breton Victoria Regional School Board	128,035	121,260
Chignecto-Central Regional School Board	160,333	145,605
Conseil Scolaire Acadien Provincial	34,005	31,442
Halifax Regional School Board	342,499	319,774
Nova Scotia Community College	128,563	125,436
Nova Scotia Government Acadian Bursary Program Fund	—	—
P3 Schools Capital and Technology Refresh Fund	29	104
School Board Maintenance Stabilization Fund	—	—
South Shore Regional School Board	39,094	—
Southwest Regional School Board	35,381	103,507
Strait Regional School Board	70,988	65,966
Tri County Regional School Board	36,998	—

	1,286,249	1,223,544

Assistance to Universities	227,117	212,804

Energy
Department of Energy	6,835	6,433
Nova Scotia Market Development Initiative Fund	1,867	—
Pengrowth Nova Scotia Energy Scholarship Fund	—	—

	8,702	6,433

Schedule 2
Net Expenses (continued)
for the fiscal year ended March 31, 2005
($ thousands)

	2005	2004
		(as restated)
Environment and Labour
Department of Environment and Labour	25,698	26,524
Nova Scotia Environmental Trust Fund	—	—
Resource Recovery Fund Board Incorporated	38,868	37,698

	64,566	64,222

Finance
Department of Finance	12,588	10,786
Debt Retirement Fund	—	—
Nova Scotia Government Fund Limited	112	1,574
Nova Scotia Hurricane Juan Recovery Fund	183	—
Sydney Steel Corporation	—	—
3052155 Nova Scotia Limited	11,050	92

	23,933	12,452

Health
Department of Health	991,470	899,312
Annapolis Valley District Health Authority	83,602	75,483
Cape Breton District Health Authority	193,036	181,548
Capital District Health Authority	581,911	562,409
Colchester East Hants Health Authority	51,877	44,583
Cumberland Health Authority	44,048	40,013
Gaming Addiction Treatment Trust Fund	—	1,202
Guysborough Antigonish-Strait Health Authority	54,173	47,517
Insured Prescription Drug Plan	146,087	133,962
Izaak Walton Killam Health Centre	150,275	139,703
Nova Scotia Gaming Foundation	2,089	632
Nova Scotia Health Research Foundation	4,617	4,941
Pictou County Health Authority	55,661	49,813
Provincial Drug Distribution Program	63,357	61,298
South Shore District Health Authority	52,407	49,813
South West Nova District Health Authority	68,950	64,967

	2,543,560	2,357,196

Justice
Department of Justice	78,522	77,759
CorFor Capital Repairs and Replacement Fund	—	—
Nova Scotia Legal Aid Commission	16,450	14,255

	94,972	92,014

Schedule 2
Net Expenses (continued)
for the fiscal year ended March 31, 2005
($ thousands)

	2005	2004
		(as restated)
Natural Resources
Department of Natural Resources	57,846	58,766
Acadia Coal Company Limited Fund	—	21
Coal Research Agreement Fund	—	—
Crown Land Mine Remediation Fund	33	—
Crown Land Silvaculture Fund	—	—
Nova Scotia E 911 Cost Recovery Fund	2,668	2,591
Habitat Conservation Fund	119	105
Partnership Trust Fund	15	—
Scotia Benefits Fund	—	—
Species-at-Risk Conservation Fund	—	—
Sustainable Forestry Fund	100	—

	60,781	61,483

Public Service
Public Service	136,563	137,247
Nova Scotia Business Incorporated	20,269	26,508
Nova Scotia Film Development Corporation	3,030	3,629
Nova Scotia Innovation Corporation	5,032	5,077
Trade Centre Limited	12,001	12,119
Waterfront Development Corporation Limited	4,288	2,281

	181,183	186,861

Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Municipal Relations	102,395	90,396
Nova Scotia Coordinate Referencing System Trust Fund	—	—
Nova Scotia Municipal Finance Corporation	1,347	302

	103,742	90,698

Tourism, Culture and Heritage
Department of Tourism, Culture and Heritage	49,450	37,948
Art Gallery of Nova Scotia	3,221	2,733

	52,671	40,681

Transportation and Public Works
Department of Transportation and Public Works	247,563	229,708
Sydney Tar Ponds Agency	—	—

	247,563	229,708

Schedule 2
Net Expenses (continued)
for the fiscal year ended March 31, 2005
($ thousands)

	2005	2004
		(as restated)
Restructuring Costs	38,216	5,240

Pension Valuation Adjustment	6,336	(12,345)

Loss (Gain) on Disposal of Crown Assets	(2,754)	(3,686)

Debt Servicing Costs
Consolidated Fund	1,019,004	1,022,703
Annapolis Valley District Health Authority	292	280
Annapolis Valley Regional School Board	254	496
Cape Breton District Health Authority	925	901
Cape Breton Victoria Regional School Board	394	270
Capital District Health Authority	4,939	4,542
Chignecto-Central Regional School Board	1,268	1,066
Colchester East Hants Health Authority	190	185
Conseil Scolaire Acadien Provincial	57	130
Cumberland Health Authority	134	121
Guysborough Antigonish-Strait Health Authority	257	241
Halifax Regional School Board	1,957	3,120
Izaak Walton Killam Health Centre	1,310	546
Nova Scotia Business Incorporated	65	75
Nova Scotia Government Fund Limited	451	750
Nova Scotia Housing Development Corporation	30,676	30,943
Nova Scotia Legal Aid	121	108
Nova Scotia Municipal Finance Corporation	3,285	4,781
Pictou County Health Authority	228	210
Resource Recovery Fund Board	7	8
South Shore District Health Authority	228	220
South Shore Regional School Board	69	—
South West Nova District Health Authority	330	322
Southwest Regional School Board	68	365
Strait Regional School Board	338	273
Tri-County Regional School Board	64	—
Waterfront Development Corporation Limited	179	234

	1,067,090	1,072,890

Total Net Expenses	$6,778,880	$6,360,416

Schedule 3
Loans and Investments
as at March 31, 2005
($ thousands)

	Loans and		Net
	Investments	Provisions	2005	2004
Loans of the Consolidated Fund:
Agriculture and Rural Credit Act	$174,788	$8,032	$166,756	$168,369
Fisheries Development Act	82,271	1,319	80,952	71,101
Housing Development Corporation Act	49,126	17,657	31,469	30,194
Industrial Development Act	69,775	31,639	38,136	23,219
Venture Corporations Act	809	809	—	—
Loans to Municipalities:
Municipal Loan and Building Fund Act	655	—	655	793
Special Reserve Fund - Municipal Loan and Building Fund	—	—	—	2
Halifax-Dartmouth Bridge Commission	19,000	—	19,000	23,000
Miscellaneous	709	—	709	709

	397,133	59,456	337,677	317,387

Loans of Governmental Units:
Nova Scotia Business Incorporated	152,814	48,729	104,085	110,650
Nova Scotia Innovation Corporation	178	—	178	24
Nova Scotia Municipal Finance Corporation	589,748	—	589,748	492,003
Other Government Units	146	—	146	122

	742,886	48,729	694,157	602,799

Total Loans	$1,140,019	$108,185	$1,031,834	$920,186

Investments of the Consolidated Fund:
Housing Development Corporation Act	2,421	2,421	—	4,838
Industrial Development Act	6,632	2,285	4,347	5,344

	9,053	4,706	4,347	10,182

Investments of Governmental Units:
Art Gallery of Nova Scotia	2,011	—	2,011	2,032
Insured Prescription Drug Plan	3,192	—	3,192	5,392
Nova Scotia Business Incorporated	18,450	7,958	10,492	9,800
Nova Scotia Innovation Corporation	18,038	—	18,038	17,520

	41,691	7,958	33,733	34,744

Total Investments	$50,744	$12,664	$38,080	$44,926

Total Loans and Investments	$1,190,763	$120,849	$1,069,914	$965,112

The Provisions listed above include amounts for possible guarantee payouts related to the Industrial Development Act $300 (2004 - $766), the Housing Development Corporation Act $8,181 (2004 - $10,006) and Nova Scotia Business Incorporated $2,077 (2004 - $1,990).
Also included in Provisions for the Housing Development Corporation Act is $3,200 (2004 - $3,200) for interest fluctuations.

Schedule 4
Unmatured Debt
as at March 31, 2005
($ thousands)

	2005			2004
		Sinking
		Funds and
	Gross	Defeasance	Net	Net
	Debt	Assets	Debt	Debt
Governmental Units
Consolidated Fund	$12,461,580	$2,599,397	$9,862,183	$10,696,764
Nova Scotia Government Fund Limited	10,250	—	10,250	21,500
Nova Scotia Housing Development Corporation	297,170	—	297,170	309,465
Nova Scotia Municipal Finance Corporation	35,216	—	35,216	54,987
Nova Scotia Power Finance Corporation	1,062,880	1,062,880	—	—
Waterfront Development Corporation Limited	4,200	—	4,200	4,600
Other	551	—	551	730

Unmatured Debt of Governmental Units	13,871,847	3,662,277	10,209,570	11,088,046

Government Business Enterprises
Halifax-Dartmouth Bridge Commission	113,379	31,456	81,923	97,635
Highway 104 Western Alignment Corporation	83,682	—	83,682	82,853
Nova Scotia Gaming Corporation	81,501	—	81,501	101,670
Nova Scotia Liquor Corporation	6,693	—	6,693	7,250

Unmatured Debt of Government Business Enterprises	285,255	31,456	253,799	289,408

Total Unmatured Debt	$14,157,102	$3,693,733	$10,463,369	$11,377,454

Notes:
All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 5.
The current and long-term portions of unmatured debt of Governmental Units are shown on the Consolidated Statement of Financial Position with reference to this schedule. Debt of Government Business Enterprises is reflected in the Deficiency in Government Business Enterprises and in further detail in Schedule 6.
All foreign debt is hedged to Canadian dollars with the exception of $1,771.4 million US$ denominated debt. A one cent change in the CDN/US$ foreign exchange rate as of March 31, 2005 would result in a change in long-term debt, and a foreign exchange gain or loss, of $17.7 million. This hypothetical foreign exchange gain or loss would be amortized starting in 2006. The change in debt service costs for the 2006 fiscal year would be approximately $1.3 million due to this foreign exchange gain or loss amortization.
As of March 31, 2005, the Consolidated Fund held Sinking Funds and Public Debt Retirement Funds of $2,599.4 million. These funds were comprised of $2,015.8 million in Canadian assets and $583.6 million in US assets (US $472.8 million converted to CDN$ based on the underlying securities’ effective foreign exchange rates). Total market value of both funds is $2,788.8 million at year end. During the year, contributions were $75.1 million, total earnings were $143.2 million and redemptions were $500.0 million.

Schedule 4
Unmatured Debt (continued)
as at March 31, 2005
($ thousands)
Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The unamortized portion of the premiums and discounts are included as part of the value of the sinking funds. As at March 31, 2005, the unamortized net premium was $66.2 million.
Assets consist primarily of debentures of the Provinces and Government of Canada with fixed interest rates ranging from 3.55% to 11.25% for Canadian funds and 4.25% to 9.50% for US funds. For designated sinking funds, payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over a 20-year period, unless the term of the issue is longer. At year end, the Province held $1,312.7 million worth of its own debentures (gross value of $1,308.5 million) in Sinking Funds and Public Debt Retirement Funds as active investments. These were comprised of $721.5 million in Canadian assets and $591.2 million in US assets.
As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other Provincial Governments and utilities, Federal US bonds, coupons or residuals. This debt is shown net of defeasance assets on the Statement of Financial Position.
Projected Payments ($ thousands)

								Government
								Business
	Governmental Units							Enterprises	Total
	Net Principal Repayments by Major			Sinking Fund Requirements by Major
	Currency (CDN Equivalent)			Currency (CDN Equivalent)			Total
	CDN	US	Total	CDN	US	Total	Payments
2006	$1,413,679	$—	$1,413,679	$18,788	$35,294	$54,082	$1,467,761	$56,147	$1,523,908
2007	1,189,018	—	1,189,018	11,209	35,294	46,503	1,235,521	19,582	1,255,103
2008	655,935	—	655,935	11,209	35,294	46,503	702,438	89,857	792,295
2009	309,670	—	309,670	11,209	35,294	46,503	356,173	7,264	363,437
2010	694,877	—	694,877	11,209	35,294	46,503	741,380	7,743	749,123
2011 & thereafter	5,727,146	1,139,642	6,866,788	115,837	254,672	370,509	7,237,297	73,206	7,310,503

	$9,990,325	$1,139,642	$11,129,967	$179,461	$431,142	$610,603	$11,740,570	$253,799	$11,994,369

Net principal repayments are comprised of the principal amount due less available designated sinking funds to retire the debenture.
In addition, the Province has approximately $1,531.0 million in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements.

Schedule 5
Gross Long-term Debt
as at March 31, 2005
($ thousands)

	Foreign
	Exchange	CDN $	Maturity
	Rate	Amount	Dates	Interest Rates
Governmental Units:
	Debentures
Consolidated Fund
Consolidated Fund (CDN$)		$9,814,082	2005 to 2033	4.7% to 15.998%
Consolidated Fund (US $1,771,443)	1.2096	2,142,737	2013 to 2022	7.25% to 9.5%
Consolidated Fund (UK)	2.2848	—	2011 to 2019	11.75% to 16.75%
Consolidated Fund (Euro)	1.5689	—	2007 to 2010	4.475%
Nova Scotia Municipal Finance Corporation		35,216	2005 to 2015	1.0% to 12.5%
Nova Scotia Power Finance Corporation
Nova Scotia Power Finance Corporation (CDN$)		700,000	2012 to 2031	10.25% to 11.25%
Nova Scotia Power Finance Corporation (US$300,000)	1.2096	362,880	2021	9.4%

Total - Debentures		13,054,915

	Loans
Consolidated Fund - Other Debt		70,994	2006 to 2011	7% to 8.375%
Nova Scotia Government Fund Limited		10,250	indefinitely	1%
Nova Scotia Housing Development Corporation		297,170	2004 to 2034	4.0% to 21.5%
Waterfront Development Corporation		4,200	Demand Loan	bank prime less 0.95%
Other		89

Total - Loans		382,703

	Capital Leases
Consolidated Fund		433,767	2005 to 2027	4.5% to 11%
Other		462

Total - Capital Leases		434,229

Total - Long-term Debt of Governmental Units		$13,871,847

Government Business Enterprises:
	Debentures
Halifax-Dartmouth Bridge Commission		$94,379	2007	5.95%
Highway 104 Western Alignment Corporation		83,682	2011 to 2026	10.13% to 10.76%
	Loans
Halifax-Dartmouth Bridge Commission		19,000	2007	floating (line of credit)
Nova Scotia Gaming Corporation		29,359	2007	floating (line of credit)

Schedule 5
Gross Long-term Debt (continued)
as at March 31, 2005
($ thousands)

	CDN $	Maturity
	Amount	Dates	Interest Rates
	Capital
	Leases

Nova Scotia Gaming Corporation	52,142	2005 to 2008	12%
Nova Scotia Liquor Corporation	6,693	2012	13.8%

Total - Long-term Debt of Government Business Enterprises	$285,255

Total Gross Long-term Debt	$14,157,102

Call, Redemption and Other Features:
Consolidated Fund
Canadian debentures include the following redeemable issues:
-	$1,079.4 million in CPP debentures which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada;

-	$150 million, redeemable in whole or in part, on 30 days notice on July 3, 2005, or on any interest payment date thereafter, at the option of the Province;

-	$150 million, redeemable in whole or in part, on 30 days notice on December 12, 2005, or on any interest payment date thereafter, at the option of the Province;

-	$95 million in medium-term promissory notes, redeemable in whole but not in part, on the initial redemption date and on each redemption date thereafter, on 15 days notice, at the option of the Province.
The interest rates shown for the Canadian and US debentures reflect the fixed rates only. There are debentures that have floating and step-up rates. Floating interest rates are adjusted on either a monthly or quarterly basis. Step-up rates are adjusted per the individual promissory note step-up schedules.
Housing Development Corporation
Mortgages and notes payable are secured by an assignment of mortgages receivable and investments in social housing.
Highway 104 Western Alignment Corporation
In relation to its senior toll bonds, the Corporation has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account.
In relation to its junior toll bonds, the Corporation has assigned a second charge security interest in all security pledged to the senior toll revenue bondholders.
Halifax-Dartmouth Bridge Commission
The Commission’s toll bonds are secured by an assignment of the Commission; subject to the prior payment of operating and maintenance expenses, and the maintenance of certain reserve funds by the Commission.

Schedule 6
Government Business Enterprises
as at March 31, 2005
($ thousands)

	2005					2004
	Halifax -	Highway 104				(as restated)
	Dartmouth	Western	Nova Scotia	Nova Scotia
	Bridge	Alignment	Gaming	Liquor
	Commission	Corporation	Corporation	Corporation	Total	Total
Cash	$6,845	$553	$16,281	$9,527	$33,206	$40,408
Accounts Receivable	225	107	—	3,080	3,412	1,900
Inventory	—	6	1,662	33,338	35,006	33,097
Tangible Capital Assets	69,922	106,914	112,118	19,211	308,165	319,614
Other Assets	36,444	27,016	4,305	898	68,663	59,883

Total Assets	113,436	134,596	134,366	66,054	448,452	454,902

Accounts Payable	1,573	306	1,420	43,612	46,911	35,598
Long-term Debt	113,379	83,682	81,501	6,693	285,255	314,773
Other Liabilities	4,614	48,413	51,445	15,749	120,221	117,908

Total - Liabilities	119,566	132,401	134,366	66,054	452,387	468,279

Equity (Deficit)	(6,130)	2,195	—	—	(3,935)	(13,377)

Total Liabilities and Equity (Deficit)	$113,436	$134,596	$134,366	$66,054	$448,452	$454,902

Revenue	$24,784	$17,666	$495,107	$455,789	$993,346	$967,394
Expenses	11,967	5,327	319,744	283,801	620,839	608,893
Debt Servicing	7,197	8,517	5,332	1,954	23,000	25,159

Total - Expenses	19,164	13,844	325,076	285,755	643,839	634,052

Net Income (Loss)	$5,620	$3,822	$170,031	$170,034	$349,507	$333,342

Notes:
The year end for Halifax-Dartmouth Bridge Commission is December 31. The year end of the other three corporations is March 31.

Schedule 6
Government Business Enterprises (continued)
as at March 31, 2005
Halifax-Dartmouth Bridge Commission
The Commission is incorporated by Special Statute of the Province of Nova Scotia. The purpose of the Commission is to construct, maintain and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm. Bridge tolls are regulated by the Nova Scotia Utility and Review Board, a provincially controlled public sector entity. The Commission’s fiscal year end is December 31. At March 31, 2005, the Commission owed $19 million (2004 - $23 million) to the Province’s Consolidated Fund for a revolving line of credit. The Commission records depreciation on bridge assets, buildings and electronic transponders using the straight-line method and uses the declining balance method for all other assets. Included in other assets at December 31, 2004 is a reserve fund in the amount of $33.5 million, (2003 - $27.1 million), $31.4 million (2003 - $25.4 million) of which is restricted for repayment of principal, interest and fees on Toll Revenue Bonds as established under the terms of the trust indenture.
Highway 104 Western Alignment Corporation
The Corporation has been established to finance, design, construct, operate and maintain a 45 km stretch of highway between Masstown and Thompson Station in the counties of Colchester and Cumberland, Nova Scotia. The Province of Nova Scotia retains ownership of the highway. The Corporation is granted the right to operate the highway and collect tolls for a 30-year period, pursuant to an agreement dated April 1, 1996, after which time the right will revert to the Province. In addition, the Corporation has entered into an operating agreement with Atlantic Highways Management Corporation whereby compensation is based on the annual operating budget plus a variable fee. The Corporation’s fiscal year end is March 31. The Corporation records depreciation using the sinking fund method. Restricted assets, consisting of short-term investments in the amount of $26.2 million (2004 - $20.0 million), are included in other assets. These reserve accounts were established in accordance with trust indenture agreements between the Corporation and bondholders.
The Province of Nova Scotia contributed $55.0 million toward the construction of the highway, one-half of which was recovered from the Federal Government under the Canada-Nova Scotia Strategic Highway Improvement Program. There were no contributions in the current or previous year.
Nova Scotia Gaming Corporation
The Corporation was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The purpose of the Corporation is to develop, undertake, conduct and manage casinos and other lottery business on behalf of the Province. The Corporation’s fiscal year end is March 31.
The revenues of the Corporation are derived from two casinos, located in Halifax and Sydney, and ticket and video lottery sales. The net balance owing to the Province at March 31, 2005 was $32.0 million (2004 - $23.5 million).
The Corporation is required to reimburse the operator of the casinos for approved development costs of the Halifax and Sydney casinos. The net present value of the remaining obligations for the casinos is approximately $52.1 million (2004 - $65.5 million).
Unclaimed prizes are retained by the Corporation in a prize fund for one year from the announced beginning date of the draw. At March 31, 2005, this amounted to $2.2 million (2004 - $5.1 million).
Video Lottery Terminal (VLT) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc., to contribute 1% of their VLT commission to the Nova Scotia Gaming Foundation. The Corporation has agreed to contribute an amount equal to all contributions made by the VLT retailers.

Schedule 6
Government Business Enterprises (continued)
as at March 31, 2005
The Corporation has agreed to an annual contribution from the Casinos of $1 million to the Department of Health to provide funds for programs related to problem gambling. In addition, the Corporation will contribute $3 million to the Department of Health to assist with the new Gaming Strategy Policy. The Corporation will provide up to $0.8 million (2005 - $0.8 million) in funds in fiscal 2006 for the harness racing industry in Nova Scotia.
Nova Scotia Liquor Corporation
The Corporation derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. The Corporation operates retail sales locations across the province. Its fiscal year end is March 31. The net balance owing to the Province at March 31, 2005 was $16.8 million (2004 - $3.9 million).

Schedule 7
Tangible Capital Assets
as at March 31, 2005
($ thousands)

	2005									2004
		Buildings	Machinery,				Roads,
		and Land	Computers				Bridges
		Improve-	and			Capital	and	Social
	Land	ments	Equipment	Ferries	Vehicles	Leases	Highways	Housing	Total	Total
Cost
Opening Costs	$533,666	$2,147,020	$732,055	$13,416	$49,669	$520,285	$524,282	$363,789	$4,884,182	$4,575,506
Additions	5,876	154,180	65,990	—	6,841	5,108	105,080	—	343,075	330,531
Annual Adjustment to Social Housing	—	—	—	—	—	—	—	(11,807)	(11,807)	(10,023)
Disposals	(109)	(3,348)	(14,338)	—	(342)	(4,106)	—	(2,055)	(24,298)	(11,832)

Closing Costs	539,433	2,297,852	783,707	13,416	56,168	521,287	629,362	349,927	5,191,152	4,884,182

Accumulated Amortization
Opening Accumulated Amortization	—	(888,995)	(517,814)	(8,837)	(33,490)	(126,915)	(244,103)	—	(1,820,154)	(1,655,470)
Disposals	—	2,203	13,386	—	19	3,873	—	—	19,481	10,570
Amortization Expense	—	(57,505)	(56,580)	(687)	(4,673)	(29,643)	(34,561)	—	(183,649)	(175,254)

Closing Accumulated Amortization	—	(944,297)	(561,008)	(9,524)	(38,144)	(152,685)	(278,664)	—	(1,984,322)	(1,820,154)

Net Book Value	$539,433	$1,353,555	$222,699	$3,892	$18,024	$368,602	$350,698	$349,927	$3,206,830	$3,064,028

Opening Balance	$533,666	$1,258,025	$214,241	$4,579	$16,179	$393,370	$280,179	$363,789	$3,064,028	$2,920,036
Closing Balance	539,433	1,353,555	222,699	3,892	18,024	368,602	350,698	349,927	3,206,830	3,064,028

Increase (Decrease) in Net Book Value	$5,767	$95,530	$8,458	$(687)	$1,845	$(24,768)	$70,519	$(13,862)	$142,802	$143,992

Amortization is calculated on a declining balance basis for assets of the Consolidated Fund. The amortization percentages of the more common tangible capital assets are: buildings (5%); machinery, computers and equipment (15-50%); ferries (15%); vehicles (20-35%); and roads, bridges and highways (5-15%). Capital leases are amortized on a straight-line basis over the length of each lease.
Amortization is generally calculated on a straight-line basis for assets of entities consolidated with the Consolidated Fund. The estimated useful lives of the more common tangible capital assets are: buildings (including leasehold improvements) and land improvements (2-50 years); machinery, computers and equipment (3-50 years); and vehicles (3 years). Capital leases are amortized on a straight-line basis, generally over a 5 to 20 year term.
Social Housing assets relate to the Housing Development Corporation. This entity does not track accumulated amortization separately so the closing cost of these assets is the net carrying value of the assets. Social Housing assets are amortized using the sinking fund method.
Included in the closing costs of the various classes as of March 31, 2005, are costs for assets under construction, which have not yet been amortized. These costs ($ thousands) are buildings - $81,077; machinery, computers and equipment - $16,290; vehicles - $72; capital leases - $903; and roads, bridges and highways - $46,546.
Included in Capital Leases are buildings - cost $470,514, accumulated amortization ($123,074); machinery, computers and equipment - cost $37,837, accumulated amortization ($24,475); and vehicles - cost $12,936, accumulated amortization ($5,136).

Schedule 8
Direct Guarantees
as at March 31, 2005
($ thousands)

	Authorized	Utilized
	2005	2005	2004
Bank Loans:
Nova Scotia Business Incorporated	$2,900	$2,823	$2,605
Industrial Development Act	114,095	77,959	130,846
Nova Scotia Fisheries and Aquaculture Loan Board	—	—	213
Department of Education - Student Loan Program	141,020	141,020	119,104

Total - Bank Loan Guarantees	258,015	221,802	252,768

Promissory Notes:
3052155 Nova Scotia Limited to Canada-Nova Scotia Offshore Petroleum Board	17,500	17,500	17,500

Total - Promissory Note Guarantees	17,500	17,500	17,500

Mortgages:
Housing Development Corporation Act	14,183	14,183	14,838
Housing Development Corporation Act - CMHC Indemnities	150,349	150,349	162,036
Provincial Finance Act	269	269	346

Total - Mortgage Guarantees	164,801	164,801	177,220

Other Guarantees:
Aliant Telecom MASH Sector	753	487	—
Nova Scotia Government Fund	8,900	8,900	15,300
Sydney Steel Corporation - Performance bonds (Includes US$ component $122,228)	183	183	520
Trade Centre Limited	—	—	400

Total - Other Guarantees	9,836	9,570	16,220

Total - Direct Guarantees	$450,152	$413,673	$463,708

Less Provision for Guarantee Payout:
Industrial Development Act		(300)	(766)
Nova Scotia Business Incorporated		(2,077)	(1,990)
Department of Education - Student Loan Program		(21,100)	(21,400)
Housing Development Corporation Act		(8,181)	(10,006)
3052155 Nova Scotia Limited		(17,500)	(9,100)

		(49,158)	(43,262)

Less Provision for Debt Reduction Program:
Department of Education - Student Loan Program		(9,649)	(5,600)

		(9,649)	(5,600)

Net Direct Guarantees not provided for in these statements		$354,866	$414,846

Schedule 9
Government Reporting Entity
As at March 31, 2005
Listed below are the governmental units, government business enterprises and government partnership arrangements that comprise the government reporting entity.
Governmental Units
(Consolidation Method)

Acadia Coal Company Limited Fund	Nova Scotia Community College
AgraPoint International Inc.	Nova Scotia Community College Foundation
AgriTECH Park Inc.	Nova Scotia Coordinate Referencing System Trust Fund
Annapolis Valley District Health Authority	Nova Scotia Crop and Livestock Insurance Commission
Annapolis Valley Regional School Board	Nova Scotia E911 Cost Recovery Fund
Art Gallery of Nova Scotia	Nova Scotia Environmental Trust
Bioscience Enterprise Centre Incorporated	Nova Scotia Farm Loan Board
CIDC Ghana/Africa Project	Nova Scotia Film Development Corporation
Cape Breton District Health Authority	Nova Scotia Fisheries and Aquaculture Loan Board
Cape Breton Victoria Regional School Board	Nova Scotia Gaming Foundation
Capital District Health Authority	Nova Scotia Government Acadian Bursary Program Fund
Check Inns Limited (inactive)	Nova Scotia Government Fund Limited
Chignecto-Central Regional School Board	Nova Scotia Harness Racing Incorporated
Coal Research Agreement Fund	Nova Scotia Health Research Foundation
Colchester East Hants Health Authority	Nova Scotia Housing Development Corporation
Conseil Scolaire Acadien Provincial	Annapolis Valley Housing Authority
Consolidated Fund (1)	Cape Breton Island Housing Authority
CorFor Capital Repairs and Replacements Fund	Cobequid Housing Authority
Crown Land Mine Remediation Fund	Eastern Mainland Housing Authority
Crown Land Silvaculture Fund	Metropolitan Regional Housing Authority
Cumberland Health Authority	South Shore Housing Authority
Debt Retirement Fund	Tri-County Housing Authority
Gaming Addiction Treatment Trust Fund	Nova Scotia Hurricane Juan Recovery Fund
Guysborough Antigonish-Strait Health Authority	Nova Scotia Innovation Corporation
Habitat Conservation Fund	1402998 Nova Scotia Limited
Halifax Regional School Board	3839966 Canada Limited (86% ownership)
Industrial Expansion Fund	Nova Scotia Legal Aid Commission
Insured Prescription Drug Plan Trust Fund	Nova Scotia Market Development Initiative Fund
Izaak Walton Killam Health Centre	Nova Scotia Municipal Finance Corporation
Law Reform Commission	Nova Scotia Power Finance Corporation
Mainstream 1992 Fund	Nova Scotia Primary Forest Products Marketing Board
Muggah Creek Remediation Fund	Nova Scotia School Boards Association (2)
Nova Scotia Arts Council (inactive)	Nova Scotia School Insurance Exchange (3)
Nova Scotia Blueberry Institute Fund	Nova Scotia School Insurance Program Association (3)
Nova Scotia Business Incorporated	Nova Scotia Utility and Review Board
P3 Schools Capital and Technology Refresh Fund (4)

(1)	—	Includes all departments and public service units of the Nova Scotia Provincial Government.
(2)	—	Entity is a partnership controlled by the eight school boards.
(3)	—	Entity is a partnership controlled by the eight school boards and the Community College.
(4)	—	This includes all refresh funds related to P3 schools.

Schedule 9
Governmental Reporting Entity (continued)
as at March 31, 2005
Governmental Units (continued)
(Consolidation Method)

Partnership Trust Fund	Southwest Regional School Board (split into two Aug/04)
Pengrowth Nova Scotia Energy Scholarship	Species-at-risk Conservation Fund
Pictou County Health Authority	Strait Regional School Board
Provincial Drug Distribution Program	Sustainable Forestry Fund
Public Archives of Nova Scotia	Sydney Environmental Resources Limited
Public Debt Retirement Fund	Sydney Steel Corporation
Resource Recovery Fund Board Incorporated	Sydney Tar Ponds Agency
Novapet Inc (60.8% ownership)	Sysco Decommissioning Fund
Rockingham Terminal Incorporated (inactive)	Trade Centre Limited
Scotia Benefit Fund	Maritime Fall Fair Association
Sherbrooke Restoration Commission	Tri-County Regional School Board
South Shore District Health Authority	Upper Clements Family Theme Park Limited
South Shore Regional School Board	Waterfront Development Corporation Limited
South West Nova District Health Authority	3052155 Nova Scotia Limited
Government Business Enterprises
(Modified Equity Method)
Halifax-Dartmouth Bridge Commission
Highway 104 Western Alignment Corporation
Nova Scotia Gaming Corporation
          Atlantic Lottery Corporation (25% ownership)
          Interprovincial Lottery Corporation (10% ownership)
Nova Scotia Liquor Corporation
Government Partnership Arrangements
(Proportionate Consolidation Method)
Atlantic Provinces Special Education Authority (approximately 55% share)
Canada-Nova Scotia Offshore Petroleum Board (50% share)
Canadian Blood Services (approximately 4% share)
          CBS Foundation
Canadian Sports Centre Atlantic (approximately 8% share)
Council of Atlantic Premiers (approximately 45% share)

PROVINCE OF NOVA SCOTIA
Notes to the Consolidated Financial Statements
March 31, 2005
1.	FINANCIAL REPORTING AND ACCOUNTING POLICIES
These financial statements are prepared in accordance with Canadian generally accepted accounting principles for the public sector, that for purposes of the Province’s financial statements are represented by accounting recommendations of the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.
These consolidated financial statements have been prepared using the following significant accounting policies:
a)	The Government Reporting Entity

The Government Reporting Entity is comprised of the Consolidated Fund, other Governmental Units, Government Business Enterprises and Government Partnership Arrangements. Governmental Units and Government Business Enterprises represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. Government Partnership Arrangements represent entities for which decision making and significant risks and benefits are shared with other parties outside of the Government Reporting Entity.

Trusts administered by the Province are excluded from the reporting entity and are disclosed separately on the Statement of Financial Position for information purposes only.

b)	Principles of Consolidation

A Governmental Unit is a government organization that is not a Government Business Enterprise. Governmental Units include government departments, public service votes, funds, agencies, service organizations, boards, government not-for-profit organizations and government business-type organizations. The accounts of Governmental Units are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(c), with the exception of Tangible Capital Assets. Significant inter-organization accounts and transactions are eliminated.

A Government Business Enterprise is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. Government Business Enterprises have been accounted for on the modified equity basis which does not require any accounting policy adjustments. The net equity of the Government Business Enterprises is included in the Statement of Financial Position. The net income is shown as a separate item in the Statement of Operations.

A Government Partnership is a contractual arrangement between the government and a party or parties outside the reporting entity. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, the government’s interest in partnerships is accounted for on the proportionate consolidation method.

A complete listing of the organizations within the Government Reporting Entity is provided in Schedule 9.

Financial results from fiscal year end to March 31, 2005, for Government Business Enterprises whose fiscal year ends are not March 31, were not significant to these consolidated financial statements so they have not been adjusted.

c)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are interest, various taxes and legislated levies. Revenues from Personal and Corporate Income Taxes, Harmonized Sales Taxes, and the Canada Health Transfer (CHT) and Canada Social Transfer (CST) are accrued in the year earned based upon estimates using statistical models. These revenues are recorded at the net amount estimated, after considering adjustments for tax credits and administrative costs related to the collection and processing performed by the federal government.

Net Expenses

Net expenses are recorded on the accrual basis and include the cost of supply inventories purchased during the year by the Consolidated Fund. Net expenses include recoveries and fees that are directly related to the expenses and are not normally considered to be revenues. Recoveries and fees may include insignificant amounts from Governmental Units. Gross expenses, before the impact of recoveries, are reported in Note 9 - Net Expenses By Object. Grants are recognized in the period during which both payment is authorized and any eligibility criteria are met. Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-term Investments are recorded at cost which approximates market value. Investments are R-1 (low, mid, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits and commercial paper. Terms of investments are generally 1 to 90 days. The average interest rate is 2.5% at year end.

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan. Any loan write offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the investment. Any write-down of an Investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-term Borrowings have initial maturities of one year or less and are recorded at cost which approximates market value. Short-term Borrowings had a weighted average interest rate of 2.53% at year-end on Canadian dollar borrowings.

Unmatured Debt consists of debentures and various loans in Canadian and foreign currencies and capital leases. Debt is recorded at par, net of sinking funds (including public debt management funds).

Sinking Fund and Public Debt Retirement Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary issue.

Premiums and discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances and installments are charged to debt servicing costs.

Pension, Retirement and Other Obligations include various employee future benefit plans. Pension liabilities for defined benefit plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long-term. The projected benefit actuarial method attributes the estimated cost of retirement benefits to the periods of employee service. The net pension liability represents accrued pension benefits less the market related value of pension assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period. The pension benefit plan for the majority of health sector employees is offered by a multi-employer plan administrator and is not sponsored by the Province. Employer contributions to this plan are expensed in the period paid. The accrued benefit asset (liability) of this plan is not recognized in these financial statements.

Net Direct Debt

Net Direct Debt represents the direct liabilities of the Province less financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at net historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development and installation of the tangible capital asset, except interest. Tangible Capital Assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates selected by entities other than the Consolidated Fund are not adjusted to the methods and rates used by the Consolidated Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations. All entities, with the exception of the Consolidated Fund which continues to expense inventories of supplies in the year purchased, record inventory at the lower of cost and net realizable value.

Prepaid Expenses are cash disbursements for goods or services, other than Tangible Capital Assets and Inventories of Supplies, of which some or all will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the direct liabilities of the Province less financial assets, non-financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues. This represents the accumulated balance of net surpluses/deficits arising from the operations of the Province.

d)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in these financial statements in the accruals for such items as pension, retirement and other obligations, environmental remediation obligations, federal, and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the Province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists for environmental remediation obligations because the actual extent of remediation activities required may differ significantly based on the actual extent of site contamination and the chosen remediation process. Uncertainty related to Sales and Income Taxes, CHT and CST arises because of the possible differences between the estimated and actual economic growth assumptions used in statistical models to accrue these revenues.

2.	ACCOUNTING CHANGES
Accounting changes were made during the year that have increased (decreased) the Provincial Surplus, on an expense basis, Net Direct Debt and Accumulated Deficits as follows ($ millions):

	2005			2004
	Provincial	Net		Provincial	Net
	Surplus, on	Direct	Accumulated	Surplus, on	Direct	Accumulated
Accounting Changes	an expense	Debt	Deficits	an expense	Debt	Deficits
($ millions)	basis	(April 1, 2004)	(April 1, 2004)	basis	(April 1, 2003)	(April 1, 2003)
a) Long-Term Disability Plan	$4.4	$(8.4)	$(8.4)	$(4.3)	$(12.7)	$(12.7)
b) Prepaid Expenses	—	2.5	—	—	1.3	—
c) Nova Scotia Legal Aid Commission	(0.2)	1.7	1.7	(0.2)	1.5	1.5

Total effect of Accounting Changes	$4.2	$(4.2)	$(6.7)	$(4.5)	$(9.9)	$(11.2)

a)	Long-Term Disability Plan

A policy change was made to record the fund assets at market related value rather than at fair market value at the end of each fiscal year. Market value gains and losses are recognized over a five year period.

b)	Prepaid Expenses

Prepaid expenses of the Consolidated Fund were reclassified from accounts receivable to prepaid expenses.

c)	Nova Scotia Legal Aid Commission

The Commission offers health and insurance benefits to certain employees upon retirement. The obligation for this plan was valued during the 2005 fiscal period and recorded on a retroactive basis.

d)	Funded Pension Plan Discount Rate Assumption Change

In accordance with GAAP, the change was applied prospectively and has no impact on opening net direct debt and prior period results reported. As a result it is not listed as an impact in the table above but is worthy of disclosure due to the changes in the components of the net pension liability. These impacts are provided in detail in Note 7(c) to these consolidated financial statements.

3.	UNUSUAL ITEM
The Unusual Item disclosed on the Statement of Operations represents an accounting provision adjusted for the sale of certain assets from discontinued operations not in the normal course of activities of the Province.
Provision Components
($ millions)

	2005	2004
Nova Scotia Resources Limited
Proceeds on disposal of shares	$—	$1.6
Proceeds on sale of assets	—	5.8
Net book value of assets	—	(1.5)
Other earnings (loss) on operations	—	2.8

	$—	$8.7

Nova Scotia Resources Limited (NSRL)

Most of the Company’s assets were sold during 2001 for proceeds of $355 million. The Company continued to sell less significant assets. The shares of NSRL were sold in October 2003 for $1.6 million.

4.	RESTRICTED CASH AND SHORT-TERM INVESTMENTS
As at March 31, 2005, restricted cash and short-term investments of $80.5 million ($78.2 million as at March 31, 2004) have been designated for restricted purposes by parties external to the Province. Restricted cash includes $27.3 million for future housing expenditures from the Nova Scotia Housing Development Corporation; $13.1 million for gas market development from the Nova Scotia Market Development Initiative; and $40.1 million for various other purposes.
5.	DERIVATIVE FINANCIAL INSTRUMENTS
The Province is a party to financial instruments with off-balance sheet risk, either to hedge against the risks associated with fluctuations in foreign currency exchange rates or to manage risks associated with interest rate fluctuations. Hedging instruments are considered effective as their terms and conditions are specifically matched to the underlying financial obligation. Foreign currency contracts are used to convert the liability for foreign currency borrowing and associated costs into Canadian or US dollars. Interest rate contracts are used to vary the amounts and periods for which interest rates on financial instruments are fixed or floating. Interest swap contracts convert certain interest payments from fixed to floating, from floating to fixed, floating to floating or fixed to fixed basis. Foreign exchange contracts include forward and swap agreements. Interest rate contracts include forward rate agreements, swap agreements and options on swaps. Gains and losses associated with foreign currency contracts are amortized over the life of the underlying financial instrument. Gains and losses associated with interest rate contracts are recognized when interest payments are made.
The Province’s credit policy is that it only executes derivative transactions with well-rated counter parties. All counter parties are rated equal to or better than the Province.

The Province had the following interest and currency swap contracts outstanding at March 31, 2005:

# of		Notional	Term	Mark to
Swaps	Currency	Principal	Remaining	Market *
		($ thousands)	(years)	($ millions)
143	CDN$	1,819,904	32 days to 19	(23.4)
11	US$	1,132,597	7 to 17	(277.1)
2	UK	83,250	6 to 14	9.0
2	Euro	90,000	2 to 5	9.8
* Mark to Market is an indication of the swap’s market value as at March 31, 2005. This represents the estimated realizable gain and loss, and is equivalent to the present value of future interest savings and losses based on market conditions as at March 31, 2005. The mark to market values of the currency swaps are reflected in the amounts shown under interest rate swaps.
The Province has executed several currency swap contracts/forward agreements to convert foreign denominated debt into Canadian or US denominated debt. The mark to market of these swap contracts are included above, and the currency swap contracts are as follows:

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal
		($ thousands)		($ thousands)
SWAPS:
October 31, 2011	UK	23,250	CDN$	56,283
April 18, 2019	UK	60,000	US$	110,040
February 27, 2012	US$	500,000	CDN$	795,000
March 15, 2016	US$	150,000	CDN$	205,725
March 1, 2020	US$	300,000	CDN$	409,200
April 1, 2022	US$	182,597	CDN$	247,967
December 28, 2007	Euro	40,000	CDN$	56,120
February 24, 2010	Euro	50,000	CDN$	72,235
At March 31, 2005 the Province had entered 11 forward agreements to convert future interest payments on foreign debt into Canadian dollars as follows:

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal
		($ thousands)		($ thousands)
April 1, 2005 to
July 29, 2005	US$	85,894	CDN$	109,747
6.	FEDERAL EQUALIZATION REPAYABLE LOAN
The Province received an equalization repayable loan from the Federal Government in March 2005 in the amount of $120.3 million. The loan bears no interest and is to be repaid over 10 years, with bi-monthly deductions to commence in April 2006.

7.	PENSION, RETIREMENT AND OTHER OBLIGATIONS

a)	Description of Obligations

The Province offers a variety of pension, other retirement, post-employment and special termination benefits. The Province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs. The significant plans are detailed as follows:
i)	Pension Benefit Plans

The Province sponsors two funded pension plans, the Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures and secured mortgages. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

The Province has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on December 31, 2003 and showed a funding excess for the entire plan of $105 million. An extrapolation to December 31, 2004, was performed, which indicates a funding surplus of $81 million.

ii)	Other Retirement Benefit Plans

The Province sponsors two other retirement benefit plans: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The Province pays 65% and 100% of the cost of retirement health plan benefits for the PSSP and TPP retirees respectively.

iii)	Post-Employment Benefits

The Province offers two significant post-employment benefit plans: Self Insured Workers’ Compensation and Long-Term Disability. The amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments, based on claims ongoing at year-end, in excess of the fair market value of plan assets.

iv)	Special Termination Benefits

The Province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994 respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits were accrued in the year the employee accepted the early retirement option.

b)	Summary of Activity in Defined Benefit Plans

Accrued Benefit Liability ($ thousands)

	2005	2004
		(as restated)
Pension Benefit Plans	$193,594	$160,828
Other Benefit Plans	1,168,104	1,150,835

	$1,361,698	$1,311,663

Activity During the Year ($ thousands)

	Pension Benefit Plans		Other Benefit Plans
	2005	2004	2005	2004
				(as restated)
	($thousands)
Projected benefit obligation, beginning of year	$7,726,961	$7,407,892	$1,157,988	$1,151,998
Current benefit cost	193,258	173,478	47,113	44,337
Interest cost	597,296	588,028	68,499	68,534
Actuarial (gains) losses	332,918	(8,031)	(27,933)	(33,091)
Benefit payments	(456,911)	(426,933)	(88,502)	(90,350)
Other	1,839	(8,392)	—	180
Plan amendments	—	919	1,830	16,380

Projected benefit obligation, end of year	8,395,361	7,726,961	1,158,995	1,157,988

Market related value of plan assets, beginning of year	7,273,155	6,998,994	38,957	33,057
Expected return on plan assets	545,906	562,227	2,880	2,627
Actuarial gains (losses)	(292,453)	(93,980)	(2,187)	(851)
Benefit payments	(456,911)	(426,933)	(88,502)	(90,338)
Other	3,213	—	(310)	(538)
Employer contributions	124,701	128,098	85,363	86,174
Employee contributions	101,002	104,749	9,016	8,826

Market related value of plan assets, end of year	7,298,613	7,273,155	45,217	38,957

Funded status, end of year	(1,096,748)	(453,806)	(1,113,778)	(1,119,031)
Unamortized net actuarial (gains) losses	903,154	292,978	(54,326)	(31,804)

Accrued benefit liability, end of year	$(193,594)	$(160,828)	$(1,168,104)	$(1,150,835)

c)	Actuarial Assumptions

The table below shows significant weighted-average assumptions used to measure pension and other benefit plan obligations.

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
Long-term inflation rates	2.75%	3.0%	2.75%	3.0%
Expected real rate of return on plan assets	4.75%	5.0%	—	—
Rate of compensation increase	3.25% to 6.0% +	3.5% to 6.0% +	3.25% to 6.0% +	3.5% to 6.0% +
	merit	merit	merit	merit
Discount rate - Main plans	7.63%	8.15%	6.05%	6.17%
- Other	—	—	6.0% to 7.12%	7.0% to 7.38%
Other assumptions used were:

7% annual rate increase in the cost per person of covered healthcare benefits for 2005, decreasing at 0.25% per annum to an ultimate rate of 5.0% per annum.

13% annual rate increase in the cost per person of covered prescription drugs for 2005, decreasing at 1% per annum to an ultimate rate of 5.0% per annum.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the Province’s best estimate of performance over the long-term. As a result of this year’s review, changes to the discount rate were made. In relation to the Province’s two main funded pension plans, Public Service Superannuation Plan and the Teachers’ Pension Plan, the total impact of this change was to increase debt servicing costs by $22.7 million and the Pension, Retirement and Other Obligation liability by the same amount. The net increase in the liability is comprised of a $291.2 million increase in the total accrued benefit obligation, a $29.7 million decrease in the market related value of the plan assets, and a $298.3 million increase in the net unamortized experience losses. In relation to unfunded retirement benefits, the information on the impact of changing the discount rate is not included in the above amounts.

d)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 6 years to 16 years (weighted-average EARSL is 14 years).

During the year the weighted average actual rate of return on plan assets was 7.5% (2004 - [23%]). The market value of plan assets is $7.2 billion (2004 - $6.9 billion) at March 31, 2005.

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2003 with the exception of certain other retirement benefit plans that were performed on December 31, 2004 and the post-employment benefit plans that are performed annually at March 31.

e) Net Benefit Plans Expense (Recovery)
The table below shows the components of the net benefit plans expense (recovery).
($ thousands)

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
				(as restated)
Current benefit cost	$193,258	$173,478	$47,112	$44,337
Employee contributions	(102,376)	(103,557)	(9,016)	(8,826)
Plan amendments	—	919	1,830	16,380
Amortization of net actuarial (gains) losses	15,195	5,394	(3,223)	(3,196)
Other	(30)	792	571	2,550
Decrease in valuation allowance	—	—	—	—
Interest cost	597,296	584,990	68,499	68,534
Expected return on plan assets	(545,906)	(562,227)	(2,880)	(2,627)
Employer contributions to multi-employer plan	43,976	31,600	—	—

Net benefit plans (recovery)	$201,413	$131,389	$102,893	$117,152

8.	TRUST FUNDS UNDER ADMINISTRATION
Trust fund assets administered by the Province (before giving consideration to actuarial adjustments) are:
($ thousands)

	2005	2004
		(as restated)
Public Service Superannuation Fund (1)	$3,188,836	$3,045,756
Nova Scotia Teachers’ Pension Fund (1), (4)	3,900,396	3,719,808
Workers’ Compensation Board (4)	939,467	844,696
Sydney Steel Corporation Superannuation Plan (1), (2)	11,510	15,348
Nova Scotia Public Service Long Term Disability Plan (1), (4)	40,258	34,302
Nova Scotia Credit Union Deposit Insurance Corporation (1), (4)	12,150	13,031
Public Trustee (1)	27,961	26,370
Miscellaneous Trusts (3)	18,613	21,360

	$8,139,191	$7,720,671

(1)	See Public Accounts Volume II for full financial statements of these funds.

(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during fiscal 2001.

(3)	Miscellaneous trusts include a large number of relatively small funds.

(4)	These represent trusts with December 31 year ends. Trust asset balances at March 31 did not differ significantly.

9.	NET EXPENSES BY OBJECT ($ thousands)

	2005	2004
		(as restated)
Grant and Subsidies	$2,148,490	$1,980,838
Salaries and Employee Benefits	2,435,518	2,276,705
Operating Goods and Services	1,547,137	1,536,251
Professional Services	175,159	158,155
Amortization and Social Housing Adjustment	195,457	185,193
Debt Servicing Costs	1,067,090	1,072,890
Other	27,924	(3,205)
Less: Chargeables to other Divisions and Departments	(417,318)	(391,692)
Less: Recoveries	(339,987)	(386,978)
Less: Fees and Other Charges	(60,590)	(67,741)

Total Net Expenses	$6,778,880	$6,360,416

10.	DEBT SERVICING COSTS ($ thousands)

	2005	2004
		(as restated)
CDN$ Denominated Debt	$667,966	$697,708
US$ Denominated Debt	200,488	195,785
Pension, Retirement and Other Obligations	117,013	88,778
Capital Leases	26,480	27,647
Other Debt	45,189	40,823
Premium / Discount Amortization	2,269	(8,929)
Foreign Exchange	6,304	30,136
Miscellaneous	1,381	942

Total Debt Servicing Costs	$1,067,090	$1,072,890

Debt servicing costs for Government Business Enterprises was $23.0 million for the year ended March 31, 2005 ($25.2 million for the year ended March 31, 2004).
11.	CASH FLOW - NET CHANGE IN OTHER ITEMS ($ thousands)

	2005	2004
		(as restated)
Change in Receivables from Government Business Enterprises	$(20,896)	$1,209
Change in Receivables and Advances	(65,416)	(7,343)
Change in Accounts Payable and Other Short-term Borrowings	481,390	245,339
Change in Inventory for Resale	(375)	662
Change in Inventory of Supplies	(2,020)	(2,047)
Change in Prepaid Expenses	(1,054)	(3,838)
Change in Deferred Revenue	138,387	44,524
Change in Accrued Interest	(11,600)	(11,230)
Change in Pension, Retirement and Other Obligations	50,035	(9,550)

Total Net Change in Other Items	$568,451	$257,726

12.	CONTINGENCIES AND CONTRACTUAL OBLIGATIONS

a)	Contingent Liabilities
i)	Environmental Sites

Various provincially owned sites throughout the Province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded in these financial statements when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. With the exception of remediation costs noted in the following paragraphs, no further provisions have been recognized in these financial statements.

Engineering and environmental studies have generated estimates for the cost of remediation of the Sydney Steel Corporation and adjacent sites as well as the Sydney Tar Ponds site. As a result, the Province recorded liabilities of $250.0 million and $68.5 million, respectively, in 2000 for environmental site clean-up. Of these provisions, $205.1 million (2004 - $218.7 million) and $37.4 million (2004 - $46.7 million), respectively, remain unspent. Based on currently available information, the provisions, in aggregate, appear sufficient to cover the estimated costs to remediate these sites.

Other remediation liabilities amounting to $36.6 million (2004 - $16.1 million) have been recognized in these financial statements.

ii)	Lawsuits

The Province’s losses for any lawsuits pending cannot be determined due to uncertainty of the trial outcomes.

iii)	Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities and meeting supply volumes of certain natural resources. The Province’s potential liability, if any, cannot be determined at this time.
b)	Contingent Gains

The Province of Nova Scotia may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded in the year the contingent events occur.

c)	Contractual Obligations
i)	Contractual Obligations

Contractual obligations outstanding at March 31, 2005 total $1,845.6 million; comprised of $1,722.6 million for the Consolidated Fund, $118.9 million for other Government Units and $4.1 million for Government Business Enterprises. Included are contractual obligations of $91.8 million by Nova Scotia Business Incorporated for projects approved under its various programs, $685.7 million by the Department of Education for university assistance, $414.8 million by the Department of Education for P3 School maintenance agreements, and $344.3 million by the Department of Health for the management of the ground ambulance fleet.

In addition to the contractual obligations noted above, in 1992 the Department of Justice entered into a 20-year contract with the RCMP for policing services, including services paid by the municipalities under the Service Exchange Agreement. Costs are negotiated each year based on required policing services. The net estimated expense for the Province for 2006 is $20 million.

The Department of Natural Resources has long-term contractual obligations to provide access to certain natural resources.

ii)	Leases

As at March 31, 2005, the Province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:

($ thousands)

		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments
2005-2006	$42,555	$3,250	$45,805
2006-2007	36,652	2,821	39,473
2007-2008	27,697	1,031	28,728
2008-2009	20,338	445	20,783
2009-2010	15,978	202	16,180
2011-2015	17,838	—	17,838
2016-2020	13,463	—	13,463
2021-2025	1,641	—	1,641

	$176,162	$7,749	$183,911

13.	SUBSEQUENT EVENTS
a)	Teachers Pension Plan

On June 22, 2005, the Province and the Nova Scotia Teachers’ Union signed an agreement to address the unfunded obligation of the Fund and to provide the framework for joint trusteeship of the Nova Scotia Teachers’ Pension Fund which is to become effective on April 1, 2006. As part of the agreement, the Province made a one-time payment of $142 million plus interest in June 2005 as its contribution to the plan to offset changes to the indexing provisions agreed to by teachers effective April 1, 2005 upon changes to the Teachers’ Pension Act Regulations. The accounting impact on the total accrued benefit obligation has been estimated by management to be $230.3 million but the precise amount will be impacted over time by a number of variables that will impact the calculation including, but not limited to, the rate of inflation, the funded status of the plan, the percentage of members who opt for the new rules, the return on plan assets and the number of teachers retiring prior to August 1, 2006.

b)	2005 Offshore Agreement

On June 29, 2005, the 2006 federal budget received royal assent. Included in the budget is authority to compensate the Province of Nova Scotia for reductions in Equalization payments due to Offshore revenues. An initial up front payment of $830 million was received on July 4, 2005.

14.	COMPARATIVE FIGURES
To conform with the current year’s presentation, certain comparative figures for the prior year have been restated as follows:
a)	Accounting Changes

As described in Note 2, there have been some retroactive restatements of figures in accordance with changes made during the year.

b)	Presentation

Certain of the prior year’s numbers have been restated to conform to the presentation format adopted in the current year.
15.	RELATED PARTY TRANSACTIONS
Included in these consolidated financial statements are immaterial transactions with various provincial crown corporations, agencies, boards and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the Consolidated Fund due to common control or ownership by the Province of Nova Scotia.
The most significant unadjusted related party transactions are described in Schedule 6 - Government Business Enterprises.